Exhibit 10.2
NON-COMPETITION AGREEMENT
     THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into this 30th day of May, 2007, by and between AVERIO HOLDINGS LIMITED, a private company limited by shares incorporated under the laws of Ireland under registration number 379811 (“Purchaser”), and PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (“PRG”).
BACKGROUND:
     A. Contemporaneously with the execution of this Agreement, Purchaser, PRG and Meridian Corporation Limited, a private limited company organized under the laws of the Isle of Jersey and a wholly owned subsidiary of PRG (“Seller”), are entering into a Sale of Shares Agreement (the “Purchase Agreement”), pursuant to which Purchaser is purchasing from Seller all of the issued and outstanding capital stock of Meridian VAT Reclaim Operations Limited and Meridian VAT Reclaim Services Limited.
     B. As an inducement to PRG and Seller to enter into the Purchase Agreement, and in accordance with Section 2.3 thereof, Purchaser is entering into this Agreement.
     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Confidentiality. During the three (3) year period beginning on the date hereof, Purchaser shall regard and treat each item of information or data constituting “Confidential Information” (as hereinafter defined) as strictly confidential and wholly owned by PRG, and Purchaser shall not, directly or indirectly, use for any purpose, or distribute, disclose or otherwise communicate to any other person or entity, any Confidential Information, in each case except to the extent otherwise permitted in writing in advance by PRG or as otherwise required by law; provided, however, to the extent any Confidential Information constitutes a “trade secret” under applicable law, the restriction contained in this Section 1 shall continue to apply beyond such three (3) year period for so long as such information remains a trade secret. For purposes hereof, “Confidential Information” shall mean the valuable and proprietary ideas, information, knowledge and discoveries (whether or not patentable) of PRG and the entities controlled by PRG that are not generally known to the competitors of PRG, including, without limitation, methods, equipment, compositions, technology, business plans, marketing plans, internal memoranda, formulae, trade secrets, know-how, research and development programs, sales methods, customer and supplier lists, pricing and sourcing information, mailing lists, customer usages and requirements, proprietary computer programs (including source and object codes), employee information and other confidential technical business information and data.

     2. Non-Competition. During the three (3) year period beginning on the date hereof, Purchaser shall not, without the prior written consent of PRG in each instance, directly or indirectly, own, operate, carry on or engage in any business which: (a) provides accounts payable recovery audit services in Austria, Belgium, the Czech Republic, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Poland, Portugal, Slovakia, Spain, Sweden, Switzerland, the United Kingdom, or the State of New York or the State of Georgia; or (b) provides “Domestic VAT Services” (as hereinafter defined) to any entity (or any entity controlled by any such entity) listed on Exhibit A attached hereto and incorporated herein by this reference (all of which are clients of PRG or its affiliates). For purposes hereof, “Domestic VAT Services” shall mean 6th Directive VAT Audit services which identify under-recoveries of value added taxes by a client in its local VAT returns (Form 3s).
     3. Non-Solicitation of Personnel. During the three (3) year period beginning on the date hereof, Purchaser shall not, without the prior written consent of PRG in each instance, directly or indirectly: (a) hire, engage or employ any employee or other personnel of PRG or any entity controlled by PRG; (b) solicit or attempt to solicit any employee or other personnel of PRG or any entity controlled by PRG to terminate his or her affiliation with PRG or any entity controlled by PRG or to violate the terms of any employment agreement between him or her and PRG or any entity controlled by PRG; or (c) contact any employee or other personnel of PRG or any entity controlled by PRG for any purpose prohibited by subsections (a) or (b) above.
     4. Subsidiaries. Purchaser shall cause each entity controlled by it to abide by the restrictions on Purchaser contained in this Agreement.
     5. Specific Performance. Purchaser acknowledges and agrees that any breach of this Agreement by it will cause irreparable damage to PRG, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach may be inadequate. Accordingly, and without prejudice to Section 6(g) below, Purchaser agrees that PRG shall be entitled to obtain, in the jurisdiction where the breach occurs, an order for specific performance and/or other injunctive relief and/or damages to enforce or prevent any breach of this Agreement by it.
     6. Miscellaneous.
     (a) This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.
     (b) If it is judicially determined that Purchaser has violated any of the restrictions contained in this Agreement, the time period of such restriction shall be automatically extended by a period of time equal in length to the period during which such violation occurred.
     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, United States of America.
     (d) This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.
     (e) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (f) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. Purchaser hereby acknowledges and agrees that it is entering into this Agreement ancillary to the sale of a business from which it shall derive a material economic benefit and that this Agreement shall be interpreted and enforced under legal standards applicable to covenants entered into ancillary to the sale of a business.
     (g) The parties hereto hereby submit to the jurisdiction of the United States District Court for the Northern District of Georgia and of any Georgia state court sitting in Atlanta for the purposes of all legal proceedings arising out of or relating to this Agreement, with the sole exception of those contemplated by Section 5 above. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding which is brought in any such court.
     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

“Purchaser”

AVERIO HOLDINGS LIMITED

By: Title:	/s/ Mark O’Riordan CEO

“PRG”

PRG-SCHULTZ INTERNATIONAL, INC.

By: Title:	/s/ Peter Limeri CFO
The parties hereto hereby acknowledge and agree that PRG would not receive the benefits bargained for in this Agreement if certain shareholders of Purchaser, directly or indirectly, took any of the actions Purchaser has agreed in this Agreement not to take. Accordingly, each of the undersigned, together representing all of the owners of Purchaser, hereby agrees that he will, directly and indirectly, abide by the same restrictions which apply to Purchaser under this Agreement.

/s/ Mark O’Riordan	May 30, 2007

Mark O’Riordan	Date

/s/ Paul Dundon	May 30, 2007

Paul Dundon	Date

/s/ Ken Ogawa	May 30, 2007

Ken Ogawa	Date

/s/ Les Baer	May 30, 2007

Les Baer	Date